Exhibit 99.1

INDIA GLOBALIZATION CAPITAL ENTERS INTO A PARTNERSHIP TO PROVIDE IRON ORE TO CHINESE STEEL MILLS

BETHESDA, MD -(Marketwire – August 9, 2011) - India Globalization Capital, Inc. (NYSE Amex: IGC), a company competing in the rapidly growing materials and infrastructure industry in India, announced that it has closed on a strategic partnership agreement to provide iron ore to Chinese steel mills.

IGC entered into a strategic partnership agreement with Chinese iron ore mine H&F Ironman Ltd. to source ore from India. Ironman is a highly profitable Chinese company that mines ore in Inner Mongolia, which it sells to steel mills in North East China. Ironman has several steel mills as customers. To memorialize this strategic partnership Ironman will purchase $250,000 in IGC stock at a price of $.35 and IGC will buy a similar amount of stock in H&F Ironman.

Under the agreement IGC will source ore from India and ship the ore to H&F Ironman and their customers in China.  There are two approaches that are contemplated.  In the first IGC will ship 60+% FE ore to china, which will be sold in China. In the second approach IGC will ship low-grade ore to China, which Ironman will process through its beneficiation plant and convert it to higher-grade ore and sell that to its customers.

“We have been formulating a strategy to leverage our sourcing of ore in India and this agreement provides us with a financially strong private equity backed partner in China that has deep industry experience and an excellent customer base.  Ironman will be responsible for the China based customers and logistics.  For example, they will make sure that the ore we ship is unloaded, passes testing in China, is delivered to the customer and we are paid. We expect to send samples of ore from India as early as next week to establish the process in China.” Said Ram Mukunda CEO of IGC.

As we have reported, Karnataka on the West Coast remains closed for the export of ore. IGC now is preparing to ship ore from the Haldia Port on the East Coast of India.  IGC will also establish a crushing site on the East Coast of India. Under this strategic agreement, IGC initially will send about $1M of ore per month and increase that amount quickly as the processes and logistics are put in place.

“We operate an iron ore mine in China, we have 250 employees and extensive contacts in the industry. Despite reports of a slowing in infrastructure spending in China, we continue to see considerable demand for ore from our customers. We believe that our partnership with IGC allows us to increase the supply chain to meet the demands of our customers,” said Danny Chang, CEO of Ironman and Partner with Jasmine Capital. He added, “we see this as a long term strategic partnership that we believe will add significant shareholder value to both companies.”

He concluded, “Iron ore pricing remains very strong in the range of $179 per Metric Ton (MT) up about 4% from January for 62% Fe. We believe we can sell as much ore as we can source.” Vale recently said it expected iron ore prices to remain at about $150/MT for at least five years.

About IGC:
Based in Bethesda, Maryland, India Globalization Capital (IGC) is a materials and construction company operating in India. We supply iron ore to China and rock aggregate to the infrastructure industry in India. For more information about IGC, please visit the company's web site at www.indiaglobalcap.com.

About H&F Ironman, Ltd.
Based in China, Ironman mines a 20 square kilometer iron ore mine in Inner Mongolia. It also operates magnetic separators used to beneficiate iron ore through a dry and wet extraction process that results in producing high-grade iron ore. The English language web site is under construction.

Forward-looking Statements:
Some of the statements contained in this press release that are not historical facts constitute forward-looking statements under the federal securities laws. Forward-looking statements can be identified by the use of the words "may," "will," "should," "could," "expects," "plans," "anticipates," "believes," "estimates," "predicts," "intends," "potential," "proposed," or "continue" or the negative of those terms. These statements reflect management's current views and are subject to risks and uncertainties that could cause actual results to differ materially from those projected, expressed or implied in these statements. Factors that could cause actual results to differ, relate to: (i) ability of the Company to successfully execute on contracts and business plans, (ii) ability to raise capital and the structure of such capital including the exercise of warrants, (iii) exchange rate changes between the U.S. dollar and the Indian rupee, (iv) weather conditions in India and (v) the ability of the Company to access ports on the coasts of India. Readers are cautioned not to place undue reliance on these forward-looking statements. The Company undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events, or otherwise. Other factors and risks that could cause or contribute to actual results differing materially from such forward looking statements have been discussed in greater detail in the Company's amended Annual Report on Form 10-K for the year ended March 31, 2011 filed with the Securities and Exchange Commission.

Investor Relations Contact:

Mr. John Selvaraj

301-983-0998